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                                                                   EXHIBIT 10.22

PARTIES:  FLIR Systems, Inc ("Company")
          16505 S.W. 72nd Avenue
          Portland, Oregon 97224

             Earl Lewis ("Executive")
             58 Ford Road
             Sudbury, Massachusetts 01776

EFFECTIVE DATE:  November 1, 2000


                                   RECITALS:

Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

1.1 "Base Salary" means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2  "Board" means the Board of Directors of Company.

1.3 "Cause" means Executive committed any one or more of the following: (i) the repeated failure to perform any material duties under this Agreement or negligence of Executive in the performance of such duties, and if such failure or negligence is susceptible of cure, the failure to effect such cure within 30 days after written notice of such failure or negligence is given to Executive;
(ii) use of alcohol or illegal drugs which interferes with the performance of Executive's duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law, ethical rule or fiduciary duty relating to Executive's employment by Company; (iv) a felony or any act involving moral turpitude; (v) the violation of any confidentiality or proprietary rights agreement between Executive and Company, or (vi) the violation of Company policy or procedure, or the breach of any material provision of this Agreement, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given to Executive.

1.4 "Disability" means the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board.

1.5  "FLIR" shall mean FLIR Systems, Inc., and its wholly owned subsidiaries.

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                                   ARTICLE II
                          EMPLOYMENT, DUTIES AND TERM
                          ---------------------------

2.1 Employment. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as President and Chief Executive Officer, and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive's employment by Company. Upon termination of this Agreement, Executive also agrees to resign as Chairman and Director of the Board if asked to do so by resolution of the Board.

2.2 Duties. Executive shall devote his full-time and best efforts to Company and to fulfilling the duties of President and Chief Executive Officer, which shall include such duties as may from time to time be assigned him by the Board, provided that such duties are reasonably consistent with Executive's education, experience and background. Executive shall comply with Company's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards and commissions to the extent such service to does not conflict with the provisions of this Agreement.

2.3 Term. The term of this Agreement shall be two years (until October 31, 2002) until January 1, 2003, unless earlier terminated in accordance with
Article IV.  This Agreement may be extended by mutual agreement of the parties.

                                  ARTICLE III
                           COMPENSATION AND EXPENSES
                           -------------------------

3.1 Base Salary. For all services rendered under this Agreement during the term of Executive's employment, Company shall pay Executive an a minimum annual Base Salary of $300,000.

3.2 Bonus. Executive shall be eligible for an annual Bonus of up to one hundred percent (100%) of Executive's Base Salary, based upon the achievement of objectives agreed upon by the Board. Executive's Bonus for 2000 shall be a minimum of $100,000, and paid in the form of shares of FLIR stock valued at market closing price on August 14, 2000 ($7.50), which shares shall vest upon the earlier of (a) the time at which Executive ceases to be an employee of Company, or (b) Company's total debt is less than $60 million.

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3.3  Stock Options.  Company shall grant Executive an option to purchase 250,000 shares of FLIR stock valued at market closing price on August 14, 2000 ($7.50), which shares shall vest as follows: fifty percent (50%) on August 14, 2001the first anniversary of the effective date of this Agreement, and fifty percent (50%) on August 14, 2002the second anniversary of the effective date of this Agreement. Executive shall be eligible for future grants of additional stock options, based upon achievement of objectives agreed upon by the Board.

3.4  Vacation.  Executive shall have four weeks of paid vacation annually.

3.5 Benefits. Executive shall be eligible to participate in all Company-sponsored health and welfare benefit plans made available to other executives of the Company (medical, dental, 401K, etc.).

3.6 Housing and Relocation. Until such time as Executive relocates to the Portland, Oregon area, Company shall pay for reasonable housing for Executive's use while in Portland. In the event Executive elects to relocate from Boston to Portland, Company shall pay Executive's moving expenses.

3.7 Automobile. Company shall pay for an automobile for Executive's use while in Portland.

3.8 Travel Expenses. Company shall pay for reasonable travel expenses for Executive and his wife between Boston and Portland.

3.5 Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

3.6 Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law. To the extent there is any tax consequence to Executive in connection with the provision of housing or payment for work between two states, Executive's Base Salary shall be grossed up to cover the tax consequence to Executive.


                                   ARTICLE IV
                               EARLY TERMINATION
                               -----------------

4.1 Early Termination. This Article sets forth the terms for early termination of this Agreement.

4.2  Termination for Cause.  Company may terminate this Agreement for Cause
immediately upon written notice to Executive.   In the event of termination for
Cause pursuant to this Section 4.2, Executive shall be paid at the then current rate of Executive's Base Salary through the date of termination.

4.3 Termination Without Cause. Either Executive or Company may terminate this Agreement and Executive's employment without Cause on no less than 30 days' written notice. In the event Executive terminates this Agreement without Cause pursuant to this Section 4.3, Executive shall be paid his base salary through the date of termination. In the event Company terminates Executive without Cause pursuant to this Section 4.3, Company shall continue to pay to Executive either an amount equal to Executive's Base Salary in effect at the time of termination for a period of eighteen months, or for the duration of the remaining term of the Agreement, whichever is greater. In addition, if such termination by the Company occurs during the first year of this Agreement, Executive shall be entitled to the annual bonus described in Section 3.2 of this Agreement. If such termination occurs during the second year of this Agreement, Executive shall be entitled to a prorated portion of the annual bonus to be paid for that year as determined by the Board.

4.4 Termination in the Event of Death or Disability. This Agreement shall terminate in the event of death or disability of Executive.

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(a)  In the event of Executive's death, Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one years' Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Company's receipt of notice of Executive's death.

(b) In the event of Disability, Base Salary shall be paid through the final day of the fifth month referenced in the definition of "Disability."

4.5 Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive's sole remedy for termination pursuant to this Article. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Company or under any policy in effect at, preceding or following the date of termination.


                                   ARTICLE V
                              CONFLICT OF INTEREST
                              --------------------

5.1 During the term of employment with Company, Executive will engage in no activity or employment which may conflict with the interest of Company, and will comply with Company's policies and guidelines pertaining to business conduct and ethics.


                                   ARTICLE VI
                               GENERAL PROVISIONS
                               ------------------

6.1 Successors and Assigns. Except as otherwise provided in Article VI, This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

6.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.4 Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, which shall be the exclusive jurisdiction for any action to interpret or enforce this Agreement.

6.5 Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation. This Section 6.5 shall not apply to any action to enforce Executive's obligations under a confidentiality or proprietary rights agreement.

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6.6  Attorney Fees.  In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

6.7 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.9 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this agreement.



EARL R. LEWIS                     FLIR SYSTEMS, INC.

/s/ Earl R. Lewis                 By:    /s/ John C. Hart
-------------------------            -------------------------------------------

                                  Title: President and CEO
                                        ----------------------------------------

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